The Mexico Fund, Inc. Monthly Summary Report | November 30, 2015

Description
The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)
The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 6% of the Fund’s net asset value (“NAV”) per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders; however, at this time, there are no reasonably foreseeable circumstances that might cause the termination of the MDP. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$303.18	Daily Average Number of Shares Traded[2]	31,894
NAV per share[1]	$20.14	Outstanding Shares[3]	15,051,836
Closing price[4]	$18.09	Expense Ratio (04/30/2015)	1.60%
Premium (Discount)	(10.18%)	Portfolio Turnover (04/30/2015)	8.94%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-1.31%	-6.62%	-19.03%	-3.98%	2.13%	7.51%
NAV per share	-2.52%	-4.89%	-12.27%	-2.51%	1.97%	6.79%
MSCI Mexico Index	-2.78%	-9.42%	-16.26%	-4.90%	-0.24%	5.87%
Bolsa IPC Index	-2.70%	-8.81%	-15.89%	-5.12%	-0.69%	7.01%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

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[1] Source: Impulsora del Fondo México, S.C. (“Impulsora”).
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During November 2015, the Fund repurchased 8,710 shares. [4] Source: NYSE. [5] Source: Impulsora. All figures take into account reinvestment of distributions.
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The Mexico Fund, Inc. Monthly Summary Report | November 30, 2015

Top Ten Holdings (61.03% of Net Assets)
1 América Móvil	12.69%	6 Grupo Televisa	4.09%
2 Fomento Económico Mexicano	10.22%	7 Kimberly-Clark de México	3.90%
3 Wal-Mart de México	9.23%	8 Cemex	3.87%
4 Grupo Financiero Banorte	6.23%	9 Grupo Aeroportuario del Centro Norte	3.35%
5 Alfa	4.24%	10 Promotora y Operadora de Infraestructura	3.21%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

During November 2015, global equity markets experienced mixed performance in anticipation of the U.S. Federal Reserve´s (the “Fed”) last monetary policy meeting of the year to be held on December 15 and 16, out of which analysts are expecting an increase in the overnight interest rate to be announced. The U.S. dollar had a strong appreciation of 3.3% during the month (measured by the DXY Index6), driven by the Euro depreciation of 4.0% to $1.06. Commodity prices continued to decline during November; gold, silver and copper declined 6.8%, 9.4% and 11.9%, respectively, reaching their lowest levels of the year, while oil prices (measured by West Texas Intermediate) declined 12.3% during the month to $41.7 USD/bbl.  The DJIA and the S&P 500 increased by 0.3% and 0.1%, respectively, while the yield on the U.S. 10-year Treasury note increased 6 basis points to 2.21%. The MSCI Mexico Index declined 2.8% during November and the Mexican peso depreciated 0.5% to Ps $16.58.
In local news, the Foreign Exchange Commission revised its mechanisms through which it auctions dollars in the market; it maintained the $200 million auction when the peso depreciates 1.0% in a given day and suspended the unconditioned daily auctions of $200 million, which will be replaced with auctions of $200 million when the peso depreciates 1.5% in a given day (conditioned to assigning the first $200 million auctioned). These new mechanisms will lower the amount of U.S. dollars to be auctioned in the market, therefore reducing Mexico´s international reserves used for this purpose. These mechanisms will be in place until January 29, 2016. Finally, Mexico´s official third quarter GDP grew at an annual rate of 2.6% (revised from 2.4%).
The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical, assumes reinvestment of distributions and does not guarantee future results. Investment return and principal value fluctuate with changing market conditions so when sold, shares may be worth more or less than that of the original cost. Total return based on market price reflects changes in market value. Total return based on net asset value reflects changes in the Fund’s net asset value during each period.

Current performance may be lower or higher than the performance data quoted. This commentary is for informational purposes only, and is not intended as an offer or recommendation with respect to the purchase or sale of any security, option, future or other derivatives in such securities.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

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6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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